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BOINGO WIRELESS, INC.
(Name of registrant as specified in its charter)

IDES CAPITAL MANAGEMENT LP
IDES CAPITAL OPPORTUNITIES FUND, LP
IDES CAPITAL ADVISORS LLC
IDES CAPITAL PARTNERS LP
IDES CAPITAL GP LLC
DIANNE MCKEEVER
ROBERT LONGNECKER
KAREN FINERMAN
BRADLEY STEWART
(Name of person(s) filing proxy statement, if other than the registrant)
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Ides Capital Management LP ("Ides Capital") together with the other participants named herein has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of the individuals nominated by Robert Longnecker, a Partner and Director of Ides Capital, at the upcoming 2016 annual meeting of stockholders of Boingo Wireless, Inc.

On May 31, 2016, Ides Capital issues the following press release:

ISS Endorses Both of Ides' Nominees for Boingo Wireless Board

ISS Recommends Boingo Stockholders Vote on the GOLD Proxy Card to Elect Ides' Highly Qualified Nominees Karen Finerman and Bradley Stewart
ISS Notes Boingo's "Retrograde Corporate Governance"
ISS Describes Boingo's Executive Compensation as "Seriously Misaligned"
ISS Concludes that Boingo's Board "Has Refused to Put Accountability to Shareholders Ahead of the Interests of Incumbent Directors"

May 31, 2016 08:01 AM Eastern Daylight Time

NEW YORK -- Ides Capital Management LP ("Ides Capital") today announced that Institutional Shareholder Services (ISS), the leading independent proxy voting advisory firm, has recommended that Boingo Wireless, Inc. (NASDAQ: WIFI) ("Boingo" or "the Company") stockholders vote on the GOLD proxy card to support both of Ides' independent nominees, Karen Finerman and Bradley Stewart.

To follow the ISS recommendation, Boingo stockholders "DO NOT VOTE" on the Company's white proxy card.

In reaching its conclusion, ISS acknowledged the serious operational and governance missteps and lack of accountability demonstrated by the Boingo Board. ISS performed a detailed analysis of both sides' positions and carefully considered, among other things, the Company's total stockholder return, operating performance and financial performance, as well as the strong experience and qualifications of Ides' nominees. ISS concluded that stockholders should vote on the GOLD proxy card, sayingi:

"Given recent actions – or more accurately, inaction – by the board, shareholders can have little confidence that this board 'as currently composed, will adequately address the serious issues' facing the company…By contrast, both dissident nominees – apart from simply injecting a much needed shareholder perspective – bring skills and experience that could enhance the functioning of the board…As the dissident has made a compelling case that change at the board level is warranted, and each of the dissident nominees would add unique experience and skills directly relevant to effecting that change, votes FOR dissident nominees Finerman and Stewart are warranted."

In reference to Boingo's track record of underperformance ISS further stated:

"The company's stock has stumbled badly since the 2011 IPO, on an absolute basis and relative to any peer group presented in the arguments from either side, to the extent that the one bright spot it trumpets – strong TSR for slightly more than 4 months of the current year – looks, in context, like only a meager recovery of the much greater value that has been lost, on a relative and an absolute basis, over time. This is borne out by operating and financial metrics: margins, for example, have plummeted on an absolute basis, to the extent that recent progress trumpeted in quarterly earnings statements still leaves shareholders with net losses each quarter."

ISS continued:

"This is exactly the sort of situation many shareholders believe is best addressed, over a sustained period, by governance measures – such as an annually elected board, or a Chair independent of the CEO – which increase the accountability of a board to shareholders. This board's willingness to swim against that current…by postponing a shareholder vote on board declassification, or by a seriously misaligned executive compensation program (as detailed in our analysis earlier in this voting item) – underscores the seriousness of the issue. As the dissident emphasizes in making its overwhelmingly compelling case for change, this is a board "in 'no rush' to change this, or any other, corporate governance practice," despite the obvious failure of board stewardship over what is now a sustained period."

Dianne McKeever, Chief Investment Officer of Ides, said, "We are gratified by this conclusion from ISS, which supports our belief that change is needed at Boingo in order to deliver long-term value for all stockholders. The ISS recommendation underscores the fact that the Boingo Board is in dire need of fresh, highly-qualified, independent voices who are committed to reversing the track record of underperformance and lack of accountability at Boingo. We believe our nominees possess the ideal expertise to help Boingo maximize its significant potential and we look forward to continuing to make our case to stockholders in advance of the Annual Meeting."

Addressing the fact that Glass Lewis, another proxy voting advisory firm, did not recommend for Ides' nominees, McKeever stated, "We disagree with Glass Lewis' recommendation and believe their view would have potentially been materially different had they spoken to us and our nominees directly. We also believe that Glass Lewis gives an undue amount of credit to Boingo's Board and management for changes recently announced by the Company, which we believe would never have been enacted without Ides' involvement. That said, we also find it encouraging that Glass Lewis did agree with several of our key points – including the fact that Boingo's corporate governance, TSR performance and compensation policies are deficient."

Glass Lewis notedii:

•	"With respect to executive compensation, we believe the Dissident has underscored several notable issues with the Company's existing compensation programs...We also find that the Company has been deficient in linking pay with performance, as evidenced by the Company's executive compensation grade of D in Glass Lewis' 2015 pay-for-performance model."

•	"The Company employs a number of corporate governance practices that are generally unfavorable to shareholders, in our view, including maintaining a classified board structure and prohibiting shareholders from calling special meetings or acting by written consent."

•	"Overall, we find that the Company's TSR performance has been generally poor over its tenure as a public company, including since its initial public offering and over the three-year period."

If you have any questions or need assistance voting the GOLD proxy card, please call Okapi Partners LLC at 1-877-796-5274 or email info@okapipartners.com.

About Ides Capital Management LP

Ides Capital Management LP is a New York-based investment advisor focused on small and mid-capitalization public companies that are deeply undervalued and provide a margin of safety. Ides seeks to constructively engage with management teams and corporate boards to implement positive changes to drive long-term value to the benefit of all stockholders and to improve corporate governance practices, including a strong focus on boardroom diversification.

i Permission to quote from the ISS report was neither sought nor obtained and emphasis has been added in certain places.

ii Permission to quote from the Glass Lewis report was neither sought nor obtained.

Contacts
Investors:
Okapi Partners
Bruce H. Goldfarb / Patrick McHugh / Lydia Mulyk
212-297-0720

or

Media:
Sloane & Company
Dan Zacchei / Joe Germani
212-486-9500
Dzacchei@sloanepr.com or Jgermani@sloanepr.com